

INCORPORATED UNDER THE LAWS OF THE STATE OF NEVADA

Premier Oil Field Services, Inc.

The Corporation is authorized to issue 30,000,000 Common Shares—Par Value $0.001 Each

This Certifies that ______ **SPECIMEN** ______ *is the owner of* ______ *fully paid and non-assessable Shares of the above Corporation transferable only on the books of the Corporation by the holder hereof in person or by duly authorized Attorney upon surrender of this Certificate properly endorsed.*

In Witness Whereof, the said Corporation has caused this Certificate to be signed by its duly authorized officers and to be sealed with the Seal of the Corporation.

Dated ______